Exhibit 99.1

CODE OF ETHICS AND BUSINESS CONDUCT

1. Introduction.

1.1 The board of directors of Robot Consulting Co., Ltd, a joint-stock corporation (kabushiki kaisha) with limited liability organized under the laws of Japan (the “Company”), is committed to conducting the businesses of the Company in accordance with applicable laws, rules, and regulations and the highest standards of business conduct. This Code of Ethic and Business Conduct (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers, and employees of the Company. The Company has adopted this Code in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely, and understandable disclosure in its communications with and reports to its shareholders, including reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and, if applicable, the securities regulators in Japan, and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules, and regulations, including compliance with rules and regulations of the SEC and The NASDAQ Stock Market LLC (“NASDAQ”);

(d) promote the protection of the Company’s assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to this Code.

1.2 All directors, officers, and employees are required to be familiar with this Code, comply with its provisions and report any suspected violations as described below in Section 12.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically. This Code applies to all directors, officers, and employees of the Company, whether they work for the Company on a full-time, part-time, consultative, or temporary basis.

2.2 Each director, officer, and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer, or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer, or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. In general, the following are considered conflicts of interest:

(a) Competing Business. No director, officer, or employee may be employed by a business that competes with the Company or deprives the Company of any business.

(b) Corporate Opportunity. All directors, officers, and employees owe a duty to the Company to advance its interests when the opportunity arises. No director, officer, or employee may take for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of the Company’s assets, properties, information, or positions. No directors, officers, and employees may use the Company’s assets, properties, information, or position for personal gain (including gain of friends or family members).

(c) Financial Interests.

i.	No director, officer, or employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business or entity if such interest adversely affects such person’s performance of duties or responsibilities to the Company, or requires such person to devote time to it during his or her working hours at the Company;

ii.	No director, officer, or employee may hold any ownership interest in a privately held company that is in competition with the Company. Notwithstanding the foregoing, directors, officers, and employees may hold less than 5% ownership interest in a publicly traded company that is in competition with the Company; provided that if such person’s ownership interest in such publicly traded company increases to 5% or more, he or she must immediately report such ownership to the general affairs group of the Company (the “General Affairs Group”);

iii.	No director, officer, or employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier, or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions. Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances; and

iv.	Unless pre-approved by the General Affairs Group, no director, officer, or employee may hold any ownership interest in a company that has a business relationship with the Company if such person’s duties at the Company include managing or supervising the Company’s business relations with that company.

(d) Service on Boards and Committees. No director, officer, or employee may serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests could reasonably be expected to conflict with those of the Company. Directors, officers, and employees must obtain prior approval from the board of corporate auditors (the “Board of Corporate Auditors”) before accepting any such board or committee position. The Company may revisit its approval of any such position at any time to determine whether such person’s service in such position is still appropriate.

3.2 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Sections 3.3 and 3.4.

3.3 Persons other than directors, and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from the General Affairs Group. A supervisor or an officer may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the General Affairs Group with a written description of the activity and seeking the General Affairs Group’s written approval. If the supervisor or officer is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the General Affairs Group.

3.4 Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Board of Corporate Auditors.

4. Compliance.

4.1 Employees, officers, and directors should comply, both in letter and spirit, with all applicable laws, rules, and regulations in the cities, states and countries in which the Company operates.

4.2 Although not all employees, officers, and directors are expected to know the details of all applicable laws, rules, and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the General Affairs Group.

5. Disclosure.

5.1 The Company strives to ensure that the contents of and the disclosures in any reports and documents that the Company files with the SEC or other regulatory authorities, and other public communications, shall be full, fair, accurate, timely, and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Material information with respect to the Company must be promptly disclosed.

5.2 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.3 Each director, officer, and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records, and accounts are accurately maintained. Each director, officer, and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.4 Each director, officer, and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely, and understandable disclosure.

6. Insider Trading. The U.S. federal and applicable Japanese securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading. Consequently, securities laws generally forbid an investor from purchasing or selling securities based upon inside information not available to the other party.

The consequences of insider trading violations can be severe. Directors, officers, and employees who trade on inside information, or who communicate (or tip) this information to others so that they may trade on it, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to 20 years. Additionally, if the Company or its senior officers do not take appropriate steps to prevent a director, officer, or employee from insider trading, the Company may also face severe legal consequences, including, among other things, substantial criminal penalties.

6.1 Policy Statement.

(a) Directors, officers, and employees who have material, non-public (i.e., inside) information about the Company must not buy or sell Company securities until a reasonable time after the inside information has been publicly disclosed. Directors, officers, and employees are only allowed to trade in Company securities during certain designated periods, known as “Trading Windows,” and also are required to obtain prior clearance from the General Affairs Group before engaging in any trades in Company securities. You also must not disclose inside information to others outside the Company until a reasonable time after the information has been publicly disclosed.

(b) In addition, it is never appropriate for you to advise others to buy or sell Company securities, and you are prohibited from doing so while in possession of any material inside information.

(c) The Company further prohibits any directors, officers, or employees to sell “short” Company securities, or engage in other transactions where the person will earn a profit based on a decline in the Company’s share price.

(d) The Company also prohibits all directors, officers, or employees from engaging in any speculative trading involving Company securities, including purchasing or selling “put” options, “call” options, or other publicly-traded options or derivatives on Company securities.

(e) These rules also apply to the use of material, non-public information about other companies (including, for example, the Company’s clients, competitors, and potential business partners).

(f) In addition to you, these rules apply to your spouse, children, and any other family members living with you in your household.

6.2 Further Explanation.

(a) Inside information is material information about a company, including the Company, that has not been publicly disclosed.

(b) Information is material if there is a likelihood that a reasonable investor would consider it important in making an investment decision to purchase, sell, or hold securities. It includes any information that could reasonably affect the price of a security and may be either positive or negative information. Examples of information that may be material include, among others, financial results or projections; proposed mergers, acquisitions, or other changes in assets or business; events regarding the Company’s securities, such as redemption, changes in dividends, or share splits; changes in customary earnings trends, and information relating to the Company’s products, services, intellectual property, or research and development efforts; developments regarding our partners, agents, distributors, or customers; changes in senior management, key personnel, or the board of directors; and litigation.

(c) Information is non-public until the time it has been effectively disclosed to the public. Effective disclosure generally occurs when information is included in a press release, is revealed during a conference call to which the general public has been invited to participate, or, when required, is included in the Company’s public filings with the SEC. Under certain circumstances, effective disclosure may occur by other means.

(d) The investing public must have sufficient time to analyze and absorb the information that has been disclosed before those possessing previously non-public information can trade. For matters disclosed in a Company’s press release or conference call, a good rule of thumb is that purchases and sales can be made beginning two full trading days after the disclosure. In any event, all directors, officers, and employees are prohibited from carrying out any trades in Company securities (save for certain exempt transactions such as exercise of stock options without sale of the underlying shares) other than within the quarterly Trading Window established by the Company, and only after seeking and obtaining pre-clearance for the trade from the General Affairs Group.

(e) A director, officer, or employee who has inside information about the Company or another company is prohibited from: (a) trading in the Company’s or the other company’s securities (including derivative securities such as put and call options); (b) having others trade in the Company’s or the other company’s securities for his or her benefit; and (c) disclosing the inside information to (or tipping) anyone else who might then trade. These prohibitions apply during Trading Windows as well, and continue for as long as the information remains material and non-public, including after termination for any reason of the director, officer, or employee’s employment or other relationship with the Company.

(f) A director, officer, or employee who has inside information about the Company may, nonetheless, usually exercise the Company’s stock options for cash (but may not sell the option shares he or she receives upon the exercise). These cash option exercises purchases are allowed because the other party to the transactions is the Company itself, and because the option exercise purchase price does not vary with the market, but, rather, is fixed in advance under the terms of the option plan. You may also engage in “net exercises” and have the Company withhold shares to satisfy your tax obligations. You should contact the General Affairs Group with any questions.

7. Protection and Proper Use of the Company’s Assets.

7.1 All directors, officers, and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability and are prohibited.

7.2 All of the Company’s assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

7.3 The obligation to protect the Company’s assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records, and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties. All inventions, creative works, computer software, and technical or trade secrets developed by a director, officer, or employee in the course of performing such person’s duties or primarily through the use of the Company’s assets or resources while working at the Company are the property of the Company.

8. Company Records. All company records must be complete, accurate and reliable in all material respects. There is never an acceptable reason to make false or misleading entries. Undisclosed or unrecorded funds, payments, or receipts are strictly prohibited. Directors, officers, and employees are required to understand and comply with the Company’s recordkeeping policy. Directors, officers, and employees should contact the General Affairs Group if he/she has any questions regarding the recordkeeping policy.

9. Confidentiality. Directors, officers, and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers, or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

10. Fair Dealing. Each director, officer, and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer, or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts, or any other unfair dealing practice. Directors, officers, and employees should contact the General Affairs Group if he/she has any questions regarding the fair dealing policy.

11. Compliance with Laws and Regulations. Each director, officer, and employee has an obligation to comply with the laws of the cities, states, and countries in which the Company operates. This includes, without limitation, laws covering commercial bribery and kickbacks, patent, copyrights, trademarks and trade secrets, information privacy, insider trading, offering or receiving gratuities, employment harassment, environmental protection, occupational health and safety, false or misleading financial information, misuse of corporate assets and foreign currency exchange activities. Directors, officers, and employees are expected to understand and comply with all laws, rules, and regulations that apply to their positions at the Company. If any doubt exists about whether a course of action is lawful, the employee should seek advice immediately from the General Affairs Group.

12. Discrimination and Harassment. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment based on race, ethnicity, religion, gender, age, national origin or any other protected class. For further information, directors, officers, and employees should consult the human resources department of the Company.

13. Health and Safety. The Company strives to provide each employee with a safe and healthy work environment. Each director, officer, or employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices, or conditions. Violence and threatening behavior are not permitted. Directors, officers, and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

14. Reporting and Enforcement.

14.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Board of Company Auditors or the external legal firm of the Company.

(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the General Affairs Group.

(c) After receiving a report of an alleged prohibited action, the Board of Company Auditors, or the external legal firm, must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers, and employees are expected to cooperate in any internal investigation of misconduct.

14.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Board of Corporate Auditors determines that a violation of this Code has occurred, the Board of Corporate Auditors will report such determination to the board of directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, the Board of Corporate Auditors determines that a violation of this Code has occurred, the Board of Corporate Auditors will report such determination to the board of directors.

(d) Upon receipt of a determination that there has been a violation of this Code, the board of directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal, and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

14.3 Waivers.

(a) The board of directors may, in its discretion, waive any violation of this Code.

(b) Any waiver for a director or an executive officer shall be disclosed as required by the SEC and NASDAQ.

14.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer, or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.